EXHIBIT 11

                     COMPUTATION OF PER SHARE EARNINGS
                      CHEMICAL FINANCIAL CORPORATION
                                (Unaudited)

                                                                              QUARTER ENDED
                                                                                MARCH 31,
                                                                             1996       1995
PRIMARY:
Average shares outstanding . . . . . . . . . . . . . . . . . . . .          9,213      9,153

Net effect of the assumed exercise of stock options-
 based on the treasury stock method using average
 market price. . . . . . . . . . . . . . . . . . . . . . . . . . .            151        126
                                                                            9,364      9,279

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $4,802     $4,394

Net income per common share. . . . . . . . . . . . . . . . . . . .         $ 0.51     $ 0.47

FULLY DILUTED:
Average shares outstanding . . . . . . . . . . . . . . . . . . . .          9,213      9,153

Net effect of the assumed exercise of stock options-
 based on the treasury stock method using end of
 period market price . . . . . . . . . . . . . . . . . . . . . . .            155        129
                                                                            9,368      9,282

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $4,802     $4,394

Net income per common share. . . . . . . . . . . . . . . . . . . .         $ 0.51     $ 0.47

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